Exhibit 10.32
BETWEEN
UNIVERSITY OF EDINBURGH
(“the Licensor”)
- and -
STEM CELL SCIENCES LIMITED
(formerly known as STEM CELL SCIENCES PTY LTD)
ACN 063 293 130
(“the Licensee”)
AGREEMENT

i

[****] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ii

iii

THIS AGREEMENT is made on the 31st day of January 2006.

BETWEEN:	UNIVERSITY OF EDINBURGH operating through its INSTITUTE FOR STEM CELL RESEARCH (formerly the CENTRE FOR GENOME RESEARCH), of The Roger Land Building, King’s Building’s, West Mains Road, Edinburgh EH9 3JQ, United Kingdom (the “Licensor”) of the first part

AND:	STEM CELL SCIENCES LIMITED (formerly known as STEM CELL SCIENCES PTY LTD) ACN 063 293 130 of 1st Floor, 28 Riddell Parade, Elsternwick, 3185, Australia (the “Licensee”) of the second part.
BACKGROUND
(A)	Under the Option Agreement, the Licensor granted to Dr. Peter Scott Mountford an option for a licence under the Original Patent Applications.

(B)	Dr. Peter Scott Mountford, with the consent of the Licensor, assigned his rights and benefits under the Option Agreement to the Licensee in accordance with the terms of the Option Agreement.

(C)	The Licensee then validly exercised the option granted pursuant to the Option Agreement and assigned to it and accordingly, on 31 March 1994, the Licensor and the Licensee entered into the 1994 Agreement.

(D)	The Licensor and the Licensee have agreed to vary the terms of the 1994 Agreement in certain respects, including by the grant of a licence to use certain additional rights to the License. Accordingly, the parties have agreed to vary the terms of the 1994 Agreement in accordance with this Agreement, it being the intent of the parties that this Agreement will be effective to replace the terms of the 1994 Agreement with effect from the Agreed Date, as identified above.
NOW THE PARTIES AGREE AS follows:
1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

In this Agreement and in the Background unless the context otherwise requires, the following words and expressions have the following meanings:

“1994 Agreement” means the agreement entered into between the Licensor and the Licensee, dated 31 March 1994, following the Licensee’s valid exercise of the option granted pursuant to the Option Agreement, and pursuant to the terms of which the licensor licensed certain rights to the Licensee.

“Affiliate” means an entity that directly or indirectly controls or is controlled by or is under common control with the Licensee (and for this purpose “control” shall mean (i) holding a fifty per cent (50%) voting interest in the voting shares or capital stock of the relevant entity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction); or (ii) that the affairs of the relevant entity are conducted in accordance with the wishes of the other entity as a result of the holding of voting shares or capital stock, voting partnership shares or other similar ownership medium or by virtue of powers conferred by the articles of association, by-laws, constitution or any other document or agreement regulating the affairs of the relevant entity), and in the case of the Licensee shall include Stem Cell Sciences KK and any Former Affiliate.

“Agreed Date” means 31 January 2006.

“Centre” means the Institute for Stern Cell Research (formerly the Centre for Genome Research) of the University of Edinburgh and includes any person who becomes, in whole or in part, its successors, substitute or assignee (which includes a person taking by way of novation).

“Confidential Information” means all information, material and technology provided in any form by either Party to the other under this Agreement and includes all drafts, copies, exempts, notes and summaries thereof.

“Cross Licensed Rights” means any intellectual property rights granted to the Licensee or an Affiliate of the Licensee by a sub-licensee in consideration of the grant of a Sub- licence of the Licensed Rights.

“Existing Rights” means:
(a)	the Patent Applications;

(b)	the Patents; and

(c)	Improvements, Inventions, Information and Know-how now possessed or invented, developed or acquired by the Centre prior to Agreed Date.
“Field” means the isolation and propagation of human and large animal stem cells including the objectives of and the subject matter in or relating to the patent specifications disclosed its the Original Patent Applications.

“Former Affiliate” means any entity which ceases to be an Affiliate.

“Information” means all secret processes, formulas and technical information relating to the Field but not included in the patent specifications of the Patents.

“Inventions” means and includes all patentable and unpatentable inventions relating to the Field other than the inventions included in the patent specifications of the Patents or the Patent Applications.

“Improvements” means any enhancement, modification, development, alteration or technical advance in, of, or relating to any Patent, Patent Application, Invention, Information or Know-how relating to the Field.

“Know-how” means all the expertise, practice, experience, skill and technical knowledge relating to the Field.

“Licensed Rights” means the Existing Rights and the Project Results;

“Net Sales Price” means the arms length net selling price of gross invoiced sales of the Products less all discounts, allowances, transportation charges, packaging costs, insurance and taxes directly based on sale and/or time of payment.

“Option Agreement” means the option agreement dated 24 February 1994 between the Licensor and Dr. Peter Mountford.

“Original Patent Applications” means (i) Patent Application GB 9308271.7 relating to the invention of Peter Mountford and Austin Smith, Expression Vectors for In Vitro Derivation of Stem Cells, and (ii) Patent Application GB 9401011.3 relating to the invention of Peter Mountford, Austin Smith and Richard Lathe, Expression of Heterogonous Genes.

“Parties” means each of the University of Edinburgh and Stem Cell Sciences Limited and “Party” means either of the University of Edinburgh and Stem Cell Sciences Limited.

“Patent Applications” means the patent applications, short particulars of which are given in Schedule 1 and any divisions, continuation, continuation in part, supplemental disclosure and reissues of any of them.

“Patent Rights” means patent applications and patents and any divisions, continuation, continuation in part, supplemental disclosure and reissues of any of them.

“Patents” means the granted patents, short particulars of which are given in Schedule 1, all present and future patents issued in respect of any Patent Application and any divisions, continuation, continuation in part, supplemental disclosure and reissues of any of them.

“Product” means any product or process sold by or on behalf of the Licensee, by any Affiliate of the Licensee under a Sub-licence, which is an application of or incorporates;
(a)	one or more claims of a Patent, Patent Application, Project Patent or Project Application; and/or

(b)	any Cross Licensed Rights.
“Project Application” means all present and future patent applications and any divisions, continuation, continuation in part, supplemental disclosure and reissues of any of them, in respect of Project Results filed in any part of the Territory;

“Project Patents” all present and future patents issued in respect of any Project Applications and any divisions, continuation, continuation in part, supplemental disclosure and reissues of any of them.

“Project Results” means (i) patentable or unpatentable inventions, secret processes, formulae and technical information, expertise, practice, skill, technical knowledge, (ii) Project Applications, or (iii) Project Patents invented or developed by the Centre, in the conduct of the Projects (or any of them) which the University is not prevented by a Third Party from making available to the Licensee under this Agreement by virtue of the terms and conditions of funding imposed by the Third Party funding the relevant Project.

“Projects” means the programmes of scientific research listed in Schedule 2 (or any part thereof) but only for so long as and to the extent that any programme (or any part thereof) is being carried out by the Centre, together with such additional projects as the parties may mutually agree in writing from time to time.

“Royalty” means the payments to be paid by the Licensee to the Licensor pursuant to Clause 3.1(a)(i) and 3.1(a)(ii).

“Royalty Period” means each period of one (1) year commencing on the date of this Agreement or the anniversary of the date of this Agreement as the case may be or, if this Agreement is terminated for any reason, the period commencing on the most recent anniversary of the date of this Agreement and ending on the date of termination.

“Royalty Report” means the royalty examination report undertaken by PricewaterhouseCoopers LLP dated 18 January 2006 (a copy of which has been provided to the Licensor and receipt of which is hereby acknowledged by the Licensee).

“Sub-licence” means:
(a)	any sub-licence of the Licensed Rights granted by the Licensee, or granted by sub-licensee of the Licensee under a Sub-licence, pursuant to Clause 2.1(b); and

(b)	any sub-license of Cross Licensed Rights granted by the Licensee or an Affiliate of the Licensee (which sub-license may also comprise the grant of a sub-licence of the Licensed Rights).
“Term” means the period commencing on 31 March, 1994 and concluding on the earlier of the date on which the last of the Patents expires or the date on which this Agreement is terminated pursuant to Clause 14, whichever is earlier.

“Territory” means all the countries of the world and includes any one or more of any part of those countries.

“Third Party” means any entity or person other than the Licensor and the Licensee.

1.2	Interpretation

In this Agreement, unless the contrary intention appears:
(a)	a reference to person will include a natural person, corporation, incorporated association, statutory corporation, the Crown and any other type of legal entity; words including singular number will include a plural number and vice versa; words including a gender will include all other genders;

(b)	a reference in this Agreement to a statute or a section of a statute includes all amendments to that statute or section passed in substitution for the statute or section referred to or incorporating any of its provisions;

(c)	Clause headings have been inserted for the purpose of guidance only, and will not be part of this Agreement;

(d)	a reference to a Clause, Recital or paragraph is a reference to a clause, recital or paragraph of this Agreement;

(e)	a reference to a person includes that person’s personal representatives, successors and permitted assigns; and

(f)	“Agreement” means this licence agreement.
2.	GRANT OF LICENCE

2.1	Exclusive Licence to Licensee

In consideration of the payment of the Royalty the Licensor hereby grants to the Licensee the following:
(a)	an exclusive licence in the Territory for the Term to enjoy, commercialise and exploit the Licensed Rights and to manufacture, have manufactured, use, market, sell and have sold the Products; and

(b)	the right to grant sub-licences of any of the rights (including the right to sub-licence) referred to in paragraph (a) of this Clause 2.1, provided that any such sub-licence is on terms not inconsistent with the Licensor’s rights under this Agreement.
2.2	Notification and Copies of Sub-licences

The Licensee will notify the Licensor of the name and address of the sub-licensee promptly upon the Licensee entering into a Sub-licence and provide to the Licensor a copy of that Sublicence within thirty (30) days of receiving a copy of that Sub-licence from the relevant sub-licensee.

2.3	Contents of Sub-licences

The Licensee will ensure that:
(a)	provisions with the effect of Clauses 3.7(a), 3.9, 3.10, 9 and 15.1; and

(b)	the provisions of Clause 10 with the necessary changes being made, are incorporated in each Sub-licence.
2.4	Exploitation of Licence

The Licensee at its expense will use its best endeavours to commercialise and exploit the Licensed Rights and to manufacture, have manufactured, use, market and sell the Products or to appoint sub-licensees for the purpose of such commercialisation and exploitation.

2.5	Licensor’s Acknowledgement

Notwithstanding Clause 2.4, the Licensor acknowledges that not all of the Licensed Rights are as at the date of this Agreement at a stage which are capable of commercialisation or exploitation. The Licensor further acknowledges that it may be necessary for the Licensee to conduct research in relation to some of the Licensed Rights before the Licensee can fulfil its obligations under Clause 2.4.

3.	ROYALTY

3.1	Royalty
(a)	In consideration of the licences granted in Clause 2, but subject always to Clauses 3.2 and 4, the Licensee must pay to the Licensor:
(i)	an amount equal to [****] of the Net Sales Price of any Product sold by the Licensee or any Affiliate under a Sub-licence on or after the Agreed Date; and

(ii)	an amount equal to [****].
(b)	The Licensee will use all reasonable endeavours to ensure that Products are sold, leased, hired or otherwise disposed of at normal commercial rates.
3.2	Royalty Stacking
(a)	Where in order to manufacture, use, market or sell Products it is legally necessary for the Licensee to also have a licence from a Third Party (other than an Affiliate) under any Patent Rights and by reason of an agreement with such Third Party a royalty on the Net Sales Price (or similarly defined amount) is payable to such Third Party, [****]:
(i)	[****]

(ii)	the Licensee shall make available to the Licensor appropriate documentary and other evidence to verify the amount of royalties being paid under the licences giving rise to a reduction of the Royalty payable to the Licensor under Clause 3.1(a)(i);

(iii)	the foregoing shall apply only if any Third Party from whom it is legally necessary for the Licensee to obtain a licence in order to manufacture, sell, use or otherwise dispose of the Products and with whom the licensee enters into an agreement following the Agreed Date agrees that the provisions of equivalent effect to this Clause 3.2(a) apply in respect of the sums payable to such Third Party; and

(iv)	in calculating whether the Total Royalty exceeds the Royalty Cap for the purposes of this Clause 3.2(a), any royalties payable to sub-licensees in respect of the manufacture, use, marketing or sale of Products containing Cross Licensed Rights are to be disregarded.
(b)	Where the Licensed Rights and/or Cross Licensed Rights are sub-licensed by the Licensee (or any Affiliate under a Sub-licence) together with other patents, patent applications, know-how, technology, material and/or resources owned by or under the control of the Licensee (the “Other Technology”) and the relevant Sub-licence does not apportion the amounts to be paid under that Sub-licence between the Licensed Rights and/or the Cross Licensed Rights (on the one hand) and the Other Technology being licensed or sub-licensed to the sub-licensee (on the other hand), the amount received from the sub-licensee under the relevant Sub-licence in respect of exploitation of the Licensed Rights and/or the Cross Licensed Rights shall for the purposes of calculating the amounts payable to the Licensor under Clause 3.1(a)(ii) be deemed to be such proportion of the total consideration payable thereunder as the parties shall agree is fair and reasonable taking into account the relative values of the licensed Rights and/or the Cross Licensed Rights (on the one hand) and the Other Technology being sub-licensed or licensed to the relevant sublicence (on the other hand). If at any time a dispute arises under this Clause 3.2(b) (including without limitation a failure to reach agreement in relation to the relative values of the Licensed Rights and/or the Cross Licensed Rights (on the one hand) and the Other Technology being sub-licensed or licensed to the relevant sub-licensee (on the other hand)) and the parties are not able to resolve such dispute within thirty (30) days of the dispute first arising, either party may elect by serving a written notice on the other party to refer such dispute for determination to the Principal of the Licensor and the Chief Executive Officer of the Licensee.

(c)	The Licensee will use all reasonable endeavours to ensure that the Licensed Rights and the Cross Licensed Rights are sub-licensed by the Licensee (or any Affiliate under a Sub-licence) at normal commercial rates.

3.3	Time of Computing Royalty

The Royalty for each year will be computed at the end of each Royalty Period.

3.4	Payment of Royalty

Subject to Clause 3.5, the Licensee will pay the Royalty for each Royalty Period free of all taxes or charges within thirty (30) days of the end of the Royalty Period.

3.5	Currency and Exchange Rate

Each payment provided for in Clause 3.1 shall be paid in pounds sterling and the rate of exchange will be that prevailing between the Australian dollar and the pound sterling published in the Australian Financial Review on the last day of the relevant Royalty Period.

3.6	Taxation on Royalties
(a)	All income taxes levied in accordance with the tax laws in specific countries within the Territory on the Royalty payments to be made by the Licensee under this Agreement shall be borne by the Licensor.

(b)	The Licensee will pay such taxes to the competent taxation office on the Licensor’s behalf, it being agreed and understood that the Licensor authorises the Licensee to withhold such taxes from Royalty payments.

(c)	The Licensee will furnish the Licensor with tax receipts or other certificates issued by the competent taxation office showing the payment of the income taxes.
3.7	Statements with Royalties

The Licensee will:
(a)	with each Royalty payment under Clause 3.1(a)(i) and Clause 4.1 provide the Licensor with a statement including the following information:
(i)	the number of Products manufactured and/or sold during the Royalty Period;

(ii)	the Net Sales Price of each of the Products sold during the Royalty Period;

(iii)	the manner in which the Net Sales Price is calculated including discounts, transportation charges, purchasing costs, insurance and taxes; and

(iv)	if Clause 3.2(a) applies, all papers, documents, information and other evidence reasonably requested by the Licensor to verify the reduced Royalty payable; and
(b)	with each Royalty payment under Clause 3.1(a)(ii) provide to the Licensor:

(i)	copies of all statements delivered to the Licensee by its sub-licensees in respect of royalty payments made to the Licensee under any Sub-licence; and

(ii)	if Clause 3.2(b) applies, all papers, documents, information and other evidence reasonably requested by the Licensor to verify the reduced Royalty payable.
3.8	Auditing of Statements

Any statement provided under Clause 3.7 will, if required by the Licensor, be certified as correct by the auditor of the Licensee, or if the Licensee does not have an auditor, by a person approved by the Licensor for this purpose.

3.9	Records

The Licensee shall maintain for a period of seven (7) years in a manner approved by the Licensor separate and accurate records and accounts of the manufacture and sale of the Products, the Net Sales Price at which the Products are sold and any other information reasonably required by the Licensor relevant to the Products manufactured and sold and the determination of Net Sales Price and, if applicable, the reduced Royalty payable pursuant to Clause 3.2. Such separate and accurate records and accounts shall be in sufficient detail so that the Licensor need not refer to the other records and accounts of the Licensee.

3.10	Auditing of Records

The Licensee will upon reasonable notice and during ordinary business hours, permit and give all reasonable assistance to an accountant or auditor of the Licensor to inspect, audit and copy on a confidential basis all or any records required to be maintained by the Licensee under this Clause.

3.11	Auditing of Sub-licences Records

The Licensee will, if requested by the Licensor, inspect, audit and copy records kept by any sub-licensee pursuant to any Sub-licence for the purpose of verifying Royalty payments and, if applicable, the reduced Royalty payable pursuant to Clause 3.2.

3.12	Use of Royalties by Licensor

The Licensee acknowledges that the licensor shall be free to implement any policies it may have for an equitable sharing of any Royalties paid to it with those inventors responsible for generating the intellectual property which lead to the Royalty being paid. The balance of any such Royalties not so distributed shall be applied by the Licensor to further its aims and objectives.

3.13	[****]

3.14	Licensee’s Warranty

The Licensee hereby represents, warrants and undertakes to the Licensor that:
(a)	it has not knowingly withheld any papers, documents, information and/or other evidence relevant to the undertaking of the Royalty Report; and

(b)	the papers, documents, information and other materials provided by the Licensee to PricewaterhouseCoopers LLP in connection with its preparation of the Royalty Report relating to Products sold by the Licensee (including information about the Net Sales Prices of Products sold by the Licensee) and Sub-licences entered into by the Licensee (including information provided by the Licensee about royalties, sub-licensing fees and other payments paid to the Licensee pursuant to such Sub-licences) are to the best of the knowledge and belief of the Licensee true, accurate, reliable and complete in all material respects.
4.	MINIMUM PERFORMANCE REQUIREMENTS

4.1	Royalty Guarantee

If for any Royalty Period the amount of Royalties paid to the Licensor under this Agreement is:
(i)	less than [****]; or

(ii)	if the Royalty Period is less than one year, less than the proportion [****] which reflects the ratio of that royalty Period to one year, the Licensee will, within thirty (30) days of the end of the relevant Royalty Period, pay to the Licensor the difference between the amount set down in paragraph (i) or (ii) of this Clause 4.1 (as the case may be) and the amount of Royalties actually paid to the Licensor in that Royalty Period.

5.	PATENT APPLICATIONS

5.1	Patent Prosecution

For so long as the Licensee claims the exclusive license granted under Clause 2.1, the Licensor and the Licensee will consult together on action to be taken with regard to filing and the prosecution of Patent Applications and Project Applications in the Territory. The Parties will decide between them which Party will be responsible for conducting the prosecution of Patent Applications and Project Applications in each country within the Territory in which Patent Applications and Project Applications have been or may be made.

5.2	Patents in name of Licensor

Unless otherwise agreed between the Parties or unless otherwise required by the legislation of a particular country in which a Patent Application or Project Applications may be made, all patents will, unless otherwise agreed in writing between the parties, be prosecuted in the name of the Licensor and the Parties will make all reasonable efforts to ensure that all documents and things are executed and done by the Parties or their employees, agents or representatives to secure the grant of patent in the name of the Licensor.

5.3	Due Diligence in Prosecuting Applications

Each Party will use all reasonable efforts and exercise due diligence in prosecuting any Patent Application and Project Application for which it may have responsibility under Clause 5.1 in full accordance with all the relevant laws and requirements of the country concerned and each will keep the other informed of all official actions and responses arising out of the prosecution of that Patent Application and Project Application.

5.4	Costs of Patent Prosecution

For so long as the Licensee retains the exclusive licence granted under Clause 2.1, the Licensor will have the right to reimbursement of all expenses it may incur after the date of this Agreement in connection with the prosecution of ally Patent Application, Patent, Project Application and Project Patent in the Territory, unless otherwise agreed by the parties in writing or the Licensee has previously notified the Licensor of the Licensee’s objection to a course of action to which such expenditure may relate.

5.5	Parties to Assist In Prosecution

The Licensor and Licensee each agree to give the other all reasonable assistance in prosecuting Patent Applications and Project Applications for which the other may be responsible.

6.	REGISTRATION

6.1	Registration of Licensee

The Licensee may at any time during the currency of this Agreement request the Licensor to grant or procure the registered patentee to grant to the Licensee formal licences in respect of any of the Patents and Project Patents in a form that complies with the requirements of law and public authorities in each part of the Territory to enable the Licensee at its expense, to become duly registered as the Licensee under the Patents and Project Patents.

6.2	Cost of Registration

The Licensee hereby undertakes to bear all costs and expenses incurred in the grant and registration of formal licences in respect of the Patents and Project Patents to the Licensee pursuant to Clause 6.1.

7.	CONSULTATION AND CO-OPERATION

7.1	Project consultation

On and from the Agreed Date and during the conduct of the Projects the Parties will meet on a regular basis (at least twice yearly), at a time and place to be mutually agreed between the parties, to discuss progress with respect to the Projects. During the period intervening between such meetings of the Parties in relation to the Projects, each Party will use its reasonable endeavours to keep the other Party informed of any arising Project Results as soon as reasonably practicable following the invention or discovery of any Project Results relevant to any Project.

7.2	Co-operation generally

On and from the Agreed Date, the parties will co-operate in good faith with a view to developing a mutually beneficial relationship between the parties on an ongoing basis.

8.	ADDITIONAL LICENCES

8.1	Licensee’s Enhancements Property of Licensee

All enhancements and improvements to the Licensed Rights originated, developed or invented by the Licensee, and all unpatentable and patentable inventions, secret processes, formulae, technical information, expertise, practice, experience, skill and technical knowledge relating to the Field which is originated, developed or invented by the Licensee and which the Licensee is entitled to own (the “Licensee’s technology”) will vest in and be the property of the Licensee.

8.2	Non- Exclusive Licenses to Licensor
(a)	In consideration of the agreements of the Licensor in this Agreement, the Licensee by this Agreement hereby grants to the Licensor, with effect from 31 March 1994 and for the duration of the Term: [****].
8.3	Revenues from third parties

In the event that Licensor receives a request from a commercial entity regarding use of the Licensed Rights, the Licensor shall make them aware of the nature of the terms of this Agreement in advance of any research being conducted. In the event that such commercial entity requires a licence to the Licensed Rights, the Licensor shall promptly advise the relevant third party to contact Hugh Ilyine (or such replacement Chief Operating Officer of the Licensee as may be notified to the Licensor in writing from time to time), of the Licensee.

9.	STANDARDS OF MANUFACTURE AND LABELLING

9.1	Compliance with Standards

The Licensee will manufacture the Products so that each one meets the requirements and specifications of any applicable standards set forth by the country and the part of the Territory where the particular Product is to be sold and the Licensee shall not sell any Products that do not meet such specifications and requirements.

9.2	Indemnity

The Licensee will keep the Licensor indemnified against all damages, costs or expenses, including legal costs, in respect of all claims, demands, actions, proceedings or prosecutions which may be brought, commenced or prosecuted against the Licensor in consequence or relating to or arising out of the manufacture, sale or commercial utilisation of the Products.

9.3	Insurance

In the event that such insurance is available at commercially reasonable rates, the Licensee will at all times following first commercial sale of Product maintain and keep current in respect of its manufacture and sale of the Products, product liability insurance obtained from a reputable insurer and shall make available to the Licensor such policy for inspection upon request by the Licensor.

10.	SECRECY OBLIGATIONS

10.1	Confidentiality

Subject to Clause 10.2 each Party undertakes to the other Party to maintain in confidence all Confidential Information received from the other and to ensure that its employees,

agents, contractors, sub-contractors, solicitors and other advisers keep such Confidential Information confidential.

10.2	Exceptions

A Party (the “recipient”) may reveal Confidential Information of the other Party (the “provider”) which the recipient establishes:
(a)	if required by law to be revealed, provided that the recipient immediately provides the provider of the requirement and takes lawful steps and permits the provider to oppose or restrict such disclosure to preserve as far as possible the confidentiality of the Confidential Information;

(b)	which is in or enters the public domain other than through a breach of this Agreement; or

(c)	is revealed to a sub-licensee under a Sub-licence which complies in all respects with the provisions of this Agreement including, without limitation, the provisions of Clause 2.3; and

(d)	was known to the recipient before its disclosure by the provider; or

(e)	is furnished to the recipient by a Third Party legally entitled to furnish such information and not under an obligation of confidentiality to the provider.
11.	LICENSOR’S WARRANTIES

11.1	Warranties

The Licensor hereby represents, warrants and undertakes to the Licensee that:
(a)	neither the execution of this Agreement, nor the performance by the Licensor of its obligations will cause it to be in breach of any agreement to which it is a party or is subject;

(b)	except as may otherwise be expressly notified to the Licensee in writing, the Licensor has and for the duration of this Agreement will continue to have full right and title to the Existing Rights;

(c)	the Licensor is entitled to make all Patent Applications which it has made, and the Licensor has not made knowing use of any intellectual property or other rights of any Third Party in the making of the Patent Applications;

(d)	all Patent Applications filed by the Licensor at the date of this Agreement have to the best of the knowledge of the Licensor been made in the prescribed form and in the prescribed manner;

(e)	the Existing Rights include or will include all technology owned by or registered in the name of the Licensor or to which the Licensor is beneficially entitled in or relating to the Field and possessed, invented, developed or acquired by or for the Centre; and

(f)	all Inventions, Information, Know-how and Improvements comprised in the Existing Rights and supplied to the Licensee by the Licensor will be to the best of the knowledge and belief of the Licensor true, accurate, reliable and up-to-date.
11.2	Indemnity

The Licensor will indemnify the Licensee (including its employees, agents and representatives) throughout the Term against all legal liability, and against the costs of any claims or actions arising under this Agreement to the extent that that liability is directly caused by negligent acts or by omissions of the Licensor in the carrying out of its obligations under this Agreement or is caused by a breach of any warranty or representation given by the Licensor under this Agreement.

12.	FAILURE TO GRANT OR SUBSEQUENT REVOCATION OF PATENT

12.1	Royalties to be Reduced

If as a result of the refusal to grant any Patent Application or the subsequent invalidity, revocation or expiration of any Patent in any part of the Territory, the profitability of the Licensee or any of the Licensee’s sub-licensees in that part of the Territory is significantly and materially adversely affected with regard to the manufacture, use and sale of Product: [****].
12.2	Reduction of Royalty Guarantee

If the Royalty is reduced under Clause 12.1, there will be a corresponding reduction in the amount required to be paid by the Licensee to the Licensor under Clause 4.1 and Clause 4.1 will be read accordingly.

13.	PATENT INFRINGEMENT

13.1	Licensee to take Infringement Action

The Licensor appoints and constitutes the Licensee its agent and attorney during the Term, to assert from time to time in the name of and for the account of the Licensor but for the benefit of and at the expense of the Licensee whatever claims and rights the Licensor may have arising from any actual or apparent infringement of any Patent, Patent Application, Project Patent, Project Application or unauthorised use of any Project Results or Invention, Information, Know-how or Improvement, and the Licensee will promptly assert and enforce all such claims and rights and institute and prosecute an action against such infringement.

13.2	Licensee to Notify Licensor

In the event the Licensee asserts a claim or institutes an action as a result of an actual or apparent infringement of any Patent, Patent Application, Project Patent, Project Application or unauthorised use of any Project Results, Invention, Information, Know-how or Improvement, the Licensee will immediately notify the Licensor.

13.3	Licensor to Assist Licensee

The Licensor will, if required by the Licensee and if necessary for the purposes of Clause 13.1, lend its name and will otherwise do all acts and things the Licensee may reasonably require to assist the Licensee in performing its obligations under Clause 13.1. Without limiting the preceding sentence, the Licensor will execute all documents and do all things reasonably necessary to aid and co-operate in the prosecution of any action brought by the Licensee pursuant to Clause 13.1.

13.4	Licensee to Indemnify Licensor

The Licensee will keep the Licensor indemnified from and against all loss costs and damage suffered or incurred by the Licensor arising out of the Licensee exercising its powers and performing its obligations under this Clause 13.

13.5	Proceeds

The proceeds from any judgement or settlement made by the Licensee in any action brought by it pursuant to Clause 13.1 will be used first to reimburse the Licensee’s costs and expenses incurred in the action, second, to reimburse the Licensor for all expenses incurred by it in assisting the Licensee in prosecuting such action and the remainder shall be the Licensee’s.

14.	TERMINATION

14.1	Termination by Licensor

The Licensor may at any time, immediately terminate this Agreement upon the happening of any of the following events:
(a)	If an order is made or a resolution passed for the winding up or the dissolution without winding up of the Licensee, provided always that default shall not be deemed to have occurred where the winding up is for the purpose of reconstruction or amalgamation and the scheme for reconstruction or amalgamation has the Licensor’s prior written consent (which consent shall not be unreasonably withheld);

(b)	If without the Licensor’s prior written consent the Licensee enters into an arrangement reconstruction or composition with its creditors or any of them;

(c)	if a receiver is appointed to the Licensee;

(d)	if pursuant to the provisions of the Corporations Law the Licensee is placed under voluntary administration, official management or an inspector is appointed to investigate the affairs of the Licensee;

(e)	if without the Licensor’s prior written consent (which consent shall not be unreasonably withheld) the Licensee assigns, transfers or parts with possession of any material undertaking or assets to a person who is not an Affiliate of the Licensee, otherwise than in the ordinary course of business of the Licensee;

(f)	if default is made by the Licensee in payment of a Royalty, and such default is not remedied within thirty (30) days after notice specifying such default and requiring the Licensee to remedy the same has been given by the Licensor to the Licensee; or

(g)	if default is made by the Licensee in performance or observance of any material provision of this Agreement other than a default referred to in paragraph (f) of this Clause 14.1 and where such default is capable of remedy such default is not remedied within thirty (30) days after notice specifying such default and requiring the Licensee to remedy the same has been given by the Licensor or the Licensee.
14.2	Termination by Licensee

The Licensee may at any time terminate this Agreement by notice if material default is made by the Licensor in the performance or observance of any provision of this Agreement, and where such default is capable of remedy such default is not remedied within thirty (30) days after notice specifying such default and requiring the Licensor to remedy the same has been given by the Licensee to the Licensor.

15.	EFFECTS OF TERMINATION

15.1	Effects of Termination

Upon termination of this Agreement for any reason whatsoever:
(a)	each Party will return to the other Party all of the second mentioned Party’s Confidential Information in the possession or under the control, or in the possession or under the control of the servants or agents of the first mentioned Party;

(b)	subject to paragraph (c) of this Clause 15.1 neither Party will have any further rights in relation to the other Party’s Confidential Information whether under common or other law, statute or otherwise and, each Party will at its own expense execute and deliver to the other Party such instructions and take all other action as the other Party deems reasonably necessary to ensure the termination of any such rights, and to vest every interest in the Confidential Information in the Party owning that Confidential Information;

(c)	any Sub-license will remain in full force and effect provided the sub-licensee is not in breach of the sub-license and performs all actions required by the Licensor to effect a novation of the Sub-license to the Licensor;

(d)	Clauses 3.8, 9.2, 10, 15.2 and this Clause 15.1 will continue to bind the Parties;

(e)	Clause 3 will continue to bind the Parties until the Licensor is satisfied that all Royalties payable under this Agreement are paid.
15.2	Accrued Rights

The termination of this Agreement will not affect any right of action which may have accrued to either Party in respect of any breach prior to the date of such termination.

16.	GENERAL

16.1	Waiver

Any waiver or other indulgence by either Party in respect of any obligation of the other Party under this Agreement will operate only if in writing and will apply only to the specified instance, and will not constitute a waiver of or an indulgence in respect of any other right or obligation under this Agreement.

16.2	Entire Agreement

This Agreement constitutes the whole and entire agreement between the Parties and replaces all previous representations, understandings or arrangements given or made by the Parties, whether oral or in writing.

16.3	Assignment
(a)	Subject to Clauses 16.3(b) and 16.3(c), neither Party will assign all or any of its rights under this Agreement without the prior written consent of the other Party, which consent must not he unreasonably withheld.

(b)	The Licensee may assign all or any of its rights and obligations under this Agreement to an Affiliate (other than SCS KK) without the prior consent of the Licensor.

(c)	The Licensee may assign all or any of its rights and obligations under this Agreement to SCS KK with the prior written consent of the Licensor which consent must not be unreasonably withheld.
16.4	Applicable Law

This Agreement is governed by and to be construed according to the laws of the State of Victoria, Australia and the Parties submit to the jurisdiction of that State.

16.5	Amendments

This Agreement may not be varied except in writing signed by the Parties.

16.6	Severability

If any provision of this Agreement is held by a court to be unlawful, invalid, unenforceable or in conflict with any rule of law, statute, ordinance or regulation, the validity and enforceability of the remaining provisions will not be thereby affected.

16.7	Notices

Any notice or other communication to be given under this Agreement:
(a)	will be in writing;

(b)	may be given by hand, mail or facsimile;

(c)	will be given to the address of the recipient which is set out below unless the recipient notifies the sender of another address to which notices or communications are to be given:

Licensor:	Edinburgh Research and Innovation Limited University of Edinburgh

Address:	1-7 Roxburgh Street Edinburgh EH8 9TA United Kingdom

Facsimile:	(31) 651 4020

Licensee:	Stem Cell Sciences Limited

Address:	1st Floor Riddel Parade Elsternwick Victoria 3185 Australia

Facsimile:	(03) 347 3804
(d)	if given by hand, will be deemed to have been given on the day it was so delivered;

(e)	if given by mail, will be deemed to have been given seven clear business days after being sent by pre-paid mail; and

(f)	if given by facsimile, will be deemed to have been given on the day on which the facsimile is sent and the sender’s machine records that the transmission has been received by the recipient’s facsimile machine and, if a hard copy of the relevant notice is sent to the recipient by pre-paid mail within 24 hours of a successful transmission report by the sender’s facsimile machine.
16.8	Further Agreements

Each Party shall execute such agreements, deeds and documents and do or cause to be executed or done all such acts and things as than be necessary to give effect to this Agreement.

16.9	Changes

All stamp duties and governmental charges arising out of or incidental to this Agreement shall be the responsibility of and payable by the Licensee.